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EXHIBIT 10.4--SCHEDULE OF NAMED EXECUTIVE OFFICER COMPENSATION

     BASE SALARY. For 2006, the named executive officers will receive the following base salaries:

NAME AND PRINCIPAL POSITION                                     SALARY
---------------------------                                     ------
Donald E. Smith                                                 $538,708.78
President and Chairman of the Corporation;
Chairman of FFB

Norman L. Lowery                                                $433,907.67
Vice Chairman, CEO and Vice President of the Corporation;
President and CEO of FFB

Michael A. Carty                                                $173,500.00
CFO, Secretary and Treasurer of the Corporation;
Senior Vice President of FFB

Richard O. White                                                $147,900.00
Senior Vice President of FFB

Thomas S. Clary                                                 $145,525.00
Senior Vice President of FFB and COO


     ANNUAL BONUS AMOUNTS. The Compensation Committee determines whether a bonus should be paid based primarily upon the overall performance of the Corporation.

     LONG-TERM INCENTIVE PLAN. Beginning in 1999 the Board began discussions with several consultants regarding compensation programs. These discussions focused on an analysis of compensation programs of other financial institutions and what actions were needed to provide comparable compensation packages to directors, officers and key employees of the Corporation and its subsidiaries. These discussions and the analysis of the information received, culminated with the adoption by the Board in November 2000 of the 2001 Long-Term Incentive Plan (the "2001 Plan"), effective January 1, 2001.

     The 2001 Plan was adopted after lengthy Board discussions with and consultation from an independent consultant. The 2001 Plan is designed to enhance stockholder value of the Corporation by attracting and retaining directors, officers and other key employees and provide further incentive for directors, officers and other key employees to give their maximum effort to the continued growth and success of the Corporation. This is an unfunded, nonqualified plan of deferred compensation which is administered by the Compensation Committee. The 2001 Plan was frozen effective December 31, 2004 to exempt all amounts under the 2001 Plan from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The Board adopted the 2005 Long-Term Incentive Plan (the "2005 Plan") as a replacement plan effective January 1, 2005. The terms of the 2005 Plan comply with Code Section 409A.Collectively the 2001 Plan and 2005 Plan are referred to as the "Plans."

     Directors and executive officers who are "highly compensated employees" within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended, and who are age 65 or under are eligible to participate in the 2005 Plan. The Compensation Committee has designated as participants in the 2005



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Plan all directors of the Corporation, the "named executive officers" of the
Corporation, the presidents of its subsidiary banks and certain other officers. Individuals are not eligible to receive rewards of compensation under the Plans after age 65; however, the Compensation Committee exempted Messrs. Smith and O'Leary from the age limitations at each Plan's inception.

     Awards under the 2005 Plan are based upon the specific "award amount" for each individual specified. There are four tiers of participants, with a different award amount specified for each tier. The award amounts were established after discussions with, and receipt of, advice from the Corporation's consultant, who had performed an analysis of a peer group of companies for the Corporation and the financial institutions industry generally.

     Payments generally do not begin until the earlier of January 1, 2015, or the January 1 immediately following the year in which the participant reaches age 65. If a Participant is a "key employee," as defined by Code Section 416(i), then payments will be suspended for the six-month period following the date payments were scheduled to begin. Payments are in cash only and are generally made in 180 equal consecutive monthly installments.

     Directors and executives become 100% vested in their awards if or when they have provided five years of service to the Corporation or the respective subsidiary by which they are employed.

     Awards for 2006 will be based on a weighted point total of the following target goals for the Corporation and its subsidiary banks: return on average assets, return on average equity, net after-tax income and corporate earnings per share.

     SAVINGS PLAN. The First Financial Corporation Employees" 401(k) Savings Plan (the "Savings Plan") is a qualified salary reduction plan within the meaning of Code Section 401(k). Under the Savings Plan all eligible employees may make before-tax contributions from their compensation to the Savings Plan Trust for their accounts. Subject to limits established under the Internal Revenue Code, contributions may be directed in any whole percentage between 1% and 15% of the employee's base compensation and certain variable pay including overtime pay, bonuses, commissions, but excluding welfare benefits, deferred compensation, reimbursements and expense allowances. Amounts contributed to the Savings Plan may be invested in certain investment choices.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The First Financial Corporation Supplemental Executive Retirement Plan (the "SERP") provides supplemental retirement benefits for a select group of management or highly compensated employees to help recompense the employees for benefits lost due to the imposition of Code limitations on benefits under the First Financial Corporation Employees' Pension Plan. Amounts payable under the SERP are offset by amounts payable under the First Financial Executives' Deferred Compensation Plan. The SERP was frozen effective December 31, 2004 to exempt all amounts under the SERP from Code Section 409A. The Board adopted The First Financial Corporation 2005 Supplemental Executive Retirement Plan (the "2005 SERP") as a replacement plan effective January 1, 2005. The 2005 SERP complies with Code Section 409A. Amounts payable under the 2005 SERP will be offset by amounts payable under The First Financial Corporation 2005 Executives' Deferred Compensation Plan.

     EXECUTIVES' DEFERRED COMPENSATION PLAN. The First Financial Executives' Deferred Compensation Plan (the "EDC Plan") permits a select group of management or highly compensated employees to elect to defer compensation from the employers without regard to the limitations imposed by the Internal Revenue Code on the benefits which may accrue to those employees under the First Financial Corporation Employee Stock Ownership Plan and to provide supplemental retirement benefits to help recompense the employees for benefits lost due to the imposition of Code limitations on the First Financial Corporation Employee Stock Ownership Plan. Amounts payable under the EDC Plan will offset amounts payable under the SERP. The EDC Plan was drafted to comply with Code Section 409A. The EDC Plan was frozen effective December 31, 2004 to exempt all amount under the SERP from Code Section 409A. The Board adopted The First Financial Corporation 2005 Executives' Deferred Compensation Plan (the "2005 DEC Plan") as a replacement plan effective January 1, 2005. The 2005 EDC Plan complies with Code
Section 409A. Amounts payable under the 2005 EDC Plan will offset amounts payable under the 2005 SERP.

     EMPLOYEE STOCK OWNERSHIP PLAN. The Corporation sponsors the First Financial Corporation Employee Stock Ownership Plan (the "ESOP") and the First Financial Corporation Employees' Pension Plan (the "Pension Plan")


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for the benefit of substantially all of the employees of the Corporation and its subsidiaries. These plans constitute a "floor offset" retirement program, so that the Pension Plan provides each participant with a minimum benefit which is offset by the benefit provided by the ESOP.

     Under the terms of the ESOP, the Corporation or its subsidiaries, as participating employers, may contribute Corporation common stock to the ESOP or contribute cash to the ESOP, which will be primarily invested in the Corporation's common stock. The amount of contributions, when they are made, is determined by the Board of Directors of the Corporation. No participant contributions are required or allowed under the ESOP. Participants have the right to direct the voting of the shares of the Corporation's stock allocated to their accounts under the ESOP on all corporate matters.

     DEFINED BENEFIT PLAN. The Pension Plan was adopted in conjunction with, but is separate from, the ESOP. The monthly guaranteed minimum benefit under the Pension Plan is reduced by the monthly benefit derived from the participant's vested portion of his ESOP account balance, calculated by the actuary for the Pension Plan as a single life annuity. The normal retirement benefit will begin at age 65 and be paid monthly for as long as the participant lives.

     OTHER COMPENSATION PLANS. At various times in the past the Corporation has adopted certain broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other Corporation employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans.

     EMPLOYMENT AGREEMENT. FFB entered into an Employment Agreement with Norman
L. Lowery, its President and Chief Executive Officer, effective January 1, 2006. The Employment Agreement is a five-year agreement which may be extended each year by the board of directors of FFB for an additional one-year term. Under the Employment Agreement, Mr. Lowery receives an annual salary equal to his current salary, which is $433,908 for 2006, subject to increases approved by the Board of Directors, and is entitled to participate in other bonus and fringe benefit plans available to the Corporation's and FFB's employees.

     If Mr. Lowery is terminated "without cause" or if he terminated for "good reason," and such termination does not occur within 12 months after a "change in control" (as such terms are defined in the Employment Agreement), he would receive an amount equal to the sum of his base salary and bonuses through the end of the then-current term of the Employment Agreement. He is entitled to receive cash reimbursements in an amount equal to his cost of obtaining all benefits which he would have been eligible to participate in or receive though the term of the Employment Agreement.

     If Mr. Lowery is terminated for other than "just cause" or is constructively discharged and this occurs within 12 months following a change in control, he would be entitled to an amount equal to the greater of the compensation and benefits described above if the termination did not occur within 12 months following a change in control; or, the product of 2.99 times the sum of (i) his base salary in effect as of the date of the change in control; (ii) an amount equal to the bonuses received by or payable to him in or for the calendar year prior to the year in which the change in control occurs; and (iii) cash reimbursements in an amount equal to his cost of obtaining for a period of three years, beginning on the date of termination, all benefits which he was eligible to participate in or receive. Mr. Lowery is also entitled to the payment provided for in the paragraph if a change in control occurs that was not approved by a majority of the Board of Directors.

     If Mr. Lowery qualifies as a "key employee" at the time of his separation from service, the Corporation may not make certain payments earlier than six months following the date of the his Separation from Service (or, if earlier, the date of his death). Payments to which Mr. Lowery would otherwise be entitled during the first six months following the date of his separation from service will be accumulated and paid to Mr. Lowery on the first day of the seventh month following his separation from service.

     If as a result of a change in control Mr. Lowery becomes entitled to any payments from FFB which are determined to be payments subject to the Code
Section 280G, the amount due will be increased to include payment equal to the amount of excise tax imposed under Sections 280G and 4999 of the Code (the "Excise Tax Payment") and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes.

     CHANGE IN CONTROL ARRANGEMENTS. For purposes of the 2001 Plan and the 2005 Plan (discussed above), if Mr. Smith is terminated within 12 months following a change in control, for reasons other than for "cause," "disability" or death, he will be paid the vested account balance under the 2001 and 2005 Long-Term Incentive Plans as of December 31, 2004 plus the "projected amount" under both Plans. The applicable amount shall be paid in one single sum, for each of the Plans, within 180 days following termination.

     For purposes of the Plans, if Mr. Lowery is terminated within 12 months following a change in control, for reasons other than for "cause," "disability" or death, he will be paid the vested account balance under both Plans as of December 31, 2004 plus the "projected amount" under both Plans. The applicable amount shall be paid in a single lump sum, for each of the Plans, within 180 days following termination.

     If as a result of a change in control Messrs. Smith or Lowery become entitled to any payments from the Corporation or FFB which are determined to be payments subject to the "golden parachute" rules of the Code, the amount due will be increased to include payment equal to the amount of excise tax imposed under Sections 280G and 4999 of the Code (the "Excise Tax Payment") and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes.